EXHIBIT 5.1

April 23, 2021

Public Service Enterprise Group Incorporated

80 Park Plaza

Newark, NJ 07101

Ladies and Gentlemen:

As the Deputy General Counsel and Corporate Secretary of Public Service Enterprise Group Incorporated (“PSEG”), I have represented PSEG in connection with the filing by PSEG with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering (i) 8,000,000 shares of PSEG common stock without par value (“Common Stock”) to be issued under the Public Service Enterprise Group Incorporated 2021 Long-Term Incentive Plan, (the “Incentive Plan”), and (ii) 250,000 shares of Common Stock to be issued under the 2021 Equity Compensation Plan for Outside Directors, (the “Director Plan,” and together with the Incentive Plan, the “Plans”).

I have examined such documents as I have deemed necessary for the purpose of this opinion, including, without limitation, (a) the Certificate of Incorporation and the By-Laws of PSEG; (b) the Incentive Plan; (c) the Director Plan; and (d) minutes of meetings of the Board of Directors of PSEG.

It is my opinion that the 8,250,000 shares of Common Stock being registered for sale under the Plans pursuant to the Registration Statement have been duly authorized and, when issued and delivered in accordance with the Plans, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in Item 5 of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Michael K. Hyun